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Exhibit 10.9

[LETTERHEAD OF CELLU TISSUE HOLDINGS, INC.

Dianne Scheu
367 Hasty Trail
Canton, GA 30115

March 27,2006

Re: Retention Letter

As we have agreed, upon your execution of this letter, Cellu Tissue Holdings, Inc. (the "Company") shall pay to you a lump sum cash payment equal to one year's current base salary (the "One-Time Bonus"). The Company shall withhold from the One-Time Bonus all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

This One-Time Bonus shall be subject to forfeiture if your employment is terminated on or prior to March 27, 2007, for any reason, other than due to your death or disability (a "Termination Event"). Within 30 days following a Termination Event that occurs on or prior to March 27, 2007, you shall repay the Company the One-Time Bonus. The Company shall be entitled to offset any amounts owing to you from the Company in order to recoup the One-Time Bonus.

The One-Time Bonus is a special incentive payment to you and will not be taken into account in computing the amount of any salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

Sincerely,

Cellu Tissue Holdings, Inc.

By:	/s/ RUSSELL C. TAYLOR Name: Russell C. Taylor Title: President
By signing below, please acknowledge that you agree with the terms and conditions of this letter:
/s/ DIANNE SCHEU Dianne Scheu

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  Exhibit 10.9